Exhibit 99.1

Polo Ralph Lauren Reports Second Quarter Fiscal 2011 Results

•	Second Quarter Revenues Grew 11% to $1.5 billion
•	Second Quarter Operating Income Rose 25% to $307 million
•	Earnings Per Diluted Share Increased 19% to $2.09 in the Second Quarter
•	The Company Raises Its Fiscal 2011 Sales and Profit Outlook

NEW YORK--(BUSINESS WIRE)—November 10, 2010-- Polo Ralph Lauren Corporation (NYSE:RL) today reported net income of $205 million, or $2.09 per diluted share, for the second quarter of Fiscal 2011, compared to net income of $178 million, or $1.75 per diluted share, for the second quarter of Fiscal 2010.

Net income for the first six months of Fiscal 2011 rose 28% to $326 million from $254 million in the comparable period last fiscal year. Net income per diluted share of $3.30 in the first six months of Fiscal 2011 was 31% greater than the $2.51 achieved in the prior year period.

“We are extremely pleased with our second quarter and first half performance,” said Ralph Lauren, Chairman and Chief Executive Officer.  “The customer is responding to the strength of our product offerings, our innovative and unique marketing and advertising platforms and the exceptional experience and service we provide.  We achieved several milestones over the past few months, from opening our two, stunning flagship stores on Madison Avenue, launching our first international digital flagship in the United Kingdom and introducing our first line of Lauren handbags.  We also made important progress integrating our Asian operations. All of these activities herald an exciting new era of opportunity for our Company.”

“With sales growing 12% and operating profits increasing 33% during the first half of the year, we are proud of our ability to deliver strong results even as we make substantial investments in our long-term strategic objectives,” said Roger Farah, President and Chief Operating Officer.  “Our targeted merchandising strategies and operational discipline drove better than expected performance, and we experienced well-balanced contributions from all products, channels and regions.  While we are still operating in the context of considerable macroeconomic and geopolitical uncertainty, and we expect to encounter more intense sourcing cost and exchange rate headwinds in the back half of the year, we are encouraged by our current business momentum heading into the holiday season.”

Second Quarter and First Half Fiscal 2011 Income Statement Review

Net Revenues. Net revenues for the second quarter of Fiscal 2011 were $1.5 billion, 11% greater than net revenues for the comparable period last year. The increase in net revenues primarily reflects higher global wholesale sales and growth in retail sales worldwide that was partially offset by an approximate 1% net unfavorable effect of foreign currency translation.

First half net revenues were $2.7 billion, 12% greater than the comparable period of Fiscal 2010. The higher net revenues primarily reflect higher domestic and European wholesale sales and growth in retail sales worldwide that were partially offset by an approximate 1% net unfavorable effect of foreign currency translation.

•
Wholesale Sales. Wholesale sales of $827 million in the second quarter were 8% above the prior year period. Higher global shipment volumes, particularly in the United States and Europe, were partially offset by lower Japanese wholesale revenues and an approximate 2% net unfavorable effect of foreign currency translation.  Shipments of footwear and men’s and women’s apparel were particularly strong during the second quarter.

For the first six months of Fiscal 2011, wholesale sales were $1.3 billion, 9% greater than the first half of Fiscal 2010. The year-over-year increase in wholesale sales reflects higher shipments of footwear and men’s and women’s apparel that was partially offset by an approximate 2% net unfavorable effect of foreign currency translation.

•
Retail Sales. Retail sales rose 17% to $659 million from $563 million in the second quarter last year, reflecting incremental revenues from newly transitioned Asian operations, an 8% increase in comparable store sales and the contribution from new stores. Consolidated comparable store sales, which include reclassified Japanese concession shops, rose 8% during the second quarter, reflecting 1% growth at Ralph Lauren stores, an 8% increase at factory stores and 10% growth at Club Monaco. RalphLauren.com sales increased 21% in the second quarter of Fiscal 2011.

Retail sales in the first half were $1.3 billion, 17% greater than the first half last fiscal year. Comparable store sales for the first half of Fiscal 2011 rose 8%, reflecting flat comps at Ralph Lauren stores, 8% growth at factory stores and a 17% increase at Club Monaco stores. RalphLauren.com sales grew 18% over the comparable six month period last year.

•
Licensing. Licensing royalties of $47 million in the second quarter were approximately equivalent to the prior year period. Declines in international licensing revenues and home product licensing revenues were mostly offset by higher domestic product licensing royalties.

Licensing royalties of $84 million in the first half of Fiscal 2011 were 5% below the prior year period. Declines in international licensing revenues and home product licensing revenues were partially offset by higher domestic product licensing royalties.

Gross Profit. Gross profit of $888 million for the second quarter was 13% greater than the prior year period. The gross profit rate expanded 90 basis points to 58.0% from 57.1% in the second quarter last year. The higher gross profit rate reflects improved retail segment margins worldwide, particularly in international markets.

Gross profit for the first half of Fiscal 2011 rose 15% to $1.6 billion. First half gross profit rate of 59.6% was 180 basis points greater than the prior year, primarily due to improved retail segment margins worldwide.

Operating Expenses. Operating expenses rose 8% in the second quarter to $581 million from $539 million in the second quarter of Fiscal 2010. Operating expense margin was 37.9%, 130 basis points below the prior year period. The growth in operating expenses primarily reflects incremental costs associated with newly transitioned Asian operations and continued investment in the Company’s strategic growth initiatives. The lower operating expense margin comes as a result of strong sales growth and continued expense discipline.

Operating expenses in the first half of Fiscal 2011 were $1.1 billion, 9% greater than the prior year period. Operating expense margin was 41.7%, 100 basis points below the first half of Fiscal 2010, as strong sales growth and continued expense discipline more than offset incremental costs associated with newly transitioned Asian operations and continued investment in the Company’s strategic growth initiatives.

Operating Income. Operating income for the second quarter of Fiscal 2011 rose 25% to $307 million from $246 million in the second quarter last year. The operating margin was 20.1%, representing a 220 basis point improvement compared to the second quarter last year, primarily due to the higher gross profit margin and the leveraging of operating expenses described above and despite incremental expenses associated with business expansion and newly transitioned operations.

For the first half of Fiscal 2011, operating income increased 33% to $482 million from $363 million in the first half of Fiscal 2010. Operating margin rate for the first six months of Fiscal 2011 was 17.9%, 280 basis points greater than the prior year period.  The expansion in operating margin rate reflects double-digit sales growth, gross profit margin expansion and disciplined expense management that more than offset incremental expenses associated with newly transitioned operations and business expansion.

•
Wholesale Operating Income. Wholesale operating income increased 9% in the second quarter of Fiscal 2011 to $238 million from $218 million last year. Wholesale operating margin was 28.8% in the second quarter, 30 basis points greater than last year. The improvement in wholesale operating income and margin rate were primarily a result of higher global shipment volumes, favorable product mix and disciplined operational management.

Wholesale operating income rose 17% in the first half of Fiscal 2011 to $346 million from $295 million in the first half last year. Wholesale operating margin for the first half of Fiscal 2011 was 25.6%, 180 basis points greater than the first half last year, primarily a result of higher global shipment volumes, favorable product mix and disciplined operational management.

•
Retail Operating Income. Retail operating income was $105 million, 59% greater than the $66 million achieved in the second quarter of Fiscal 2010, and retail operating margin was 16.0% compared to 11.8% in the prior year period. The growth in retail operating income and the expansion in margin rate is a result of broad-based profit improvement across most retail concepts worldwide, primarily due to the growth in comparable store sales, higher full-price sales and disciplined operational management. The improved retail segment profitability was partially offset by expenses related to newly assumed Asian operations and start-up costs associated with international e-commerce development efforts.

Retail operating income increased 55% in the first half of Fiscal 2011 to $209 million from $135 million in the prior year period, and the retail operating margin was 16.7%, 410 basis points greater than the first half of Fiscal 2010. The growth in retail operating income and the expansion in margin rate are a result of broad-based profit improvement across most retail concepts worldwide, primarily due to the growth in comparable store sales, higher full-price sales and disciplined operational management. The improved retail segment profitability was partially offset by expenses related to newly assumed Asian operations and start-up costs associated with international e-commerce development efforts.

•
Licensing Operating Income. Licensing operating income increased 17% to $27 million from $24 million in the second quarter of Fiscal 2010, primarily due to lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

First half 2011 licensing operating income rose 4% to $51 million from $49 million in the prior year period, primarily due to lower net costs associated with the transition of formerly licensed operations to directly controlled operations that were partially offset by a decline in licensing revenues.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2011 grew 16% to $205 million from $178 million last year. Net income per diluted share rose 19% to $2.09 per share from $1.75 last year. The growth in net income and diluted EPS results for the second quarter of Fiscal 2011 principally relates to the higher operating income discussed above that was partially offset by a higher effective tax rate of 33% compared to 27% in the prior year period.  The higher effective tax rate in the second quarter of Fiscal 2011 reflects the resolution of certain discrete tax items in the prior year period and a greater proportion of earnings generated in higher taxed jurisdictions this fiscal year.

Net income for the first six months of Fiscal 2011 increased 28% to $326 million from $254 million last year. Net income per diluted share of $3.30 in the first six months of Fiscal 2011 was 31% greater than the $2.51 earned in the prior year period. The growth in net income and diluted EPS results for the first half of Fiscal 2011 was partially offset by an effective tax rate of 31% compared to 29% in the prior year period, a function of the resolution of certain discrete tax items in the prior year and a greater proportion of earnings generated in higher taxed jurisdictions during the first half of Fiscal 2011.

Second Quarter Fiscal 2011 Balance Sheet Review

The Company ended the second quarter with $997 million in cash and investments, or $712 million in cash and investments net of debt (“net cash”), compared to $970 million in cash and investments and $663 million in net cash at the end of the second quarter of Fiscal 2010.

During the second quarter, the Company repurchased approximately 1.2 million shares of Class A Common Stock, utilizing $100 million of its authorized share repurchase programs, and has approximately $469 million remaining under such programs. The Company had $55 million in capital expenditures in the second quarter, compared to $35 million in the prior year period. The second quarter ended with inventory up 20% to $733 million from $610 million in the second quarter of last year. Excluding the incremental inventory to support newly transitioned Asian operations, consolidated inventory rose 14% in the second quarter of Fiscal 2011 compared to the comparable period last year, reflecting the early receipt of goods to support anticipated sales growth in the fiscal third quarter.  The Company’s return on equity for the last twelve month period ending with the second quarter of Fiscal 2011 was 18% and its return on investment was 38% for the same time frame.

Global Retail Store Network

During the second quarter, the Company opened eight directly operated freestanding stores. Over the last twelve months, the Company has opened 24 directly operated stores, closed seven directly operated stores and assumed control of 18 formerly licensed stores. At the end of the second quarter, the Company operated 664 freestanding stores and concession shop locations worldwide compared to 531 freestanding stores and concession shop locations in the comparable prior year period. The freestanding store network was comprised of 108 Ralph Lauren stores, 63 Club Monaco stores, 180 Polo factory stores and 12 Rugby stores, and the Company had 301 concession shop locations throughout Asia. In addition to Company-operated locations, international licensing partners operated 58 Ralph Lauren stores and 60 Club Monaco stores and dedicated shops at the end of the second quarter.

Fiscal 2011 Outlook

In the third quarter of Fiscal 2011, the Company expects consolidated revenues to increase at a high teens percent rate. Wholesale revenues are expected to grow at a mid teens rate in the third quarter and comparable store sales are projected to increase by a mid single-digit rate. The Company expects the operating margin for the third quarter of Fiscal 2011 to be approximately 100 basis points below that in the comparable prior year period, primarily due to higher cost of goods, net unfavorable foreign currency effects and increased investment in strategic growth initiatives.

Fiscal 2011 is a 52-week period and compares to a 53-week duration for Fiscal 2010. Due to the stronger than expected second quarter revenues, the Company now expects consolidated revenues for Fiscal 2011 to increase by a  low double-digit percentage, including a net unfavorable foreign currency translation effect. The Company expects its operating margin for Fiscal 2011 to be approximately 50 basis points below the prior year level. In the second half of Fiscal 2011, the Company expects its operating profit margins to reflect increased investment in strategic growth initiatives, including transaction and other costs associated with the transition of South Korean operations, as well as progressive cost of goods inflation and net unfavorable foreign currency effects. The full year Fiscal 2011 tax rate continues to be estimated at 34%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, November 10, 2010, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing 719-457-2643. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Second Quarter Fiscal Year 2011 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, November 10, 2010 through 1:00 P.M. Eastern, Tuesday, November 16, 2010 by dialing 719-457-0820 and entering passcode 8932664.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 42 years, Polo’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements are made concerning current expectations about the Company’s future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company’s dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company’s dependence on its licensing partners for a portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with increased labor costs and/or for raw materials; risks associated with our exposure to foreign currency exchange rate fluctuations; risks associated with uncertainty relating to the Company’s ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions)
(Unaudited)

	October 2,	April 3,	September 26,
	2010	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$435.9	$563.1	$423.5
Short-term investments	500.4	584.1	502.2
Accounts receivable, net of allowances	523.3	381.9	482.4
Inventories	732.5	504.0	610.4
Deferred tax assets	98.7	103.0	116.6
Prepaid expenses and other	153.2	139.7	116.0

Total current assets	2,444.0	2,275.8	2,251.1

Non-current investments	61.1	75.5	44.4
Property and equipment, net	716.4	697.2	643.7
Deferred tax assets	139.0	101.9	104.0
Goodwill	999.7	986.6	989.0
Intangible assets, net	372.0	363.2	342.2
Other assets	142.8	148.7	197.6

Total assets	$4,875.0	$4,648.9	$4,572.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$256.4	$149.8	$168.1
Income tax payable	59.7	37.8	77.5
Accrued expenses and other	568.4	559.7	487.6

Total current liabilities	884.5	747.3	733.2

Long-term debt	285.2	282.1	307.5
Non-current liability for unrecognized tax benefits	151.3	126.0	132.6
Other non-current liabilities	381.5	376.9	403.1

Total liabilities	1,702.5	1,532.3	1,576.4

Equity:
Common stock	1.2	1.2	1.1
Additional paid-in-capital	1,303.0	1,243.8	1,151.8
Retained earnings	3,222.2	2,915.3	2,709.9
Treasury stock, Class A, at cost	(1,545.4)	(1,197.7)	(1,041.2)
Accumulated other comprehensive income	191.5	154.0	174.0

Total equity	3,172.5	3,116.6	2,995.6

Total liabilities and equity	$4,875.0	$4,648.9	$4,572.0

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	October 2,	September 26,
	2010	2009

Wholesale Net Sales	$826.8	$764.3
Retail Net Sales	658.8	562.8

Net Sales	1,485.6	1,327.1

Licensing Revenue	46.5	47.1

Net Revenues	1,532.1	1,374.2

Cost of Goods Sold (a)	(644.2)	(589.4)

Gross Profit	887.9	784.8

Selling, General & Administrative Expenses (a)	(572.9)	(525.7)
Amortization of Intangible Assets	(6.2)	(5.2)
Impairment of Assets	-	(1.7)
Restructuring Charges	(1.4)	(6.3)
Total Operating Expenses	(580.5)	(538.9)

Operating Income	307.4	245.9

Foreign Currency Gains (Losses)	2.2	(2.6)

Interest Expense	(4.4)	(5.6)

Interest and Other Income, Net	1.6	6.4

Equity in Income (Loss) of Equity-Method Investees	(0.8)	(1.8)

Income Before Provision for Income Taxes	306.0	242.3

Provision for Income Taxes	(100.8)	(64.8)

Net Income	$205.2	$177.5

Net Income Per Share - Basic	$2.15	$1.79

Net Income Per Share - Diluted	$2.09	$1.75

Weighted Average Shares Outstanding - Basic	95.5	99.4

Weighted Average Shares Outstanding - Diluted	98.0	101.6

Dividends declared per share	$0.10	$0.05

(a) Includes total depreciation expense of:	$(40.2)	$(39.9)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

	Six Months Ended
	October 2,	September 26,
	2010	2009

Wholesale Net Sales	$1,349.8	$1,236.1
Retail Net Sales	1,251.3	1,073.5

Net Sales	2,601.1	2,309.6

Licensing Revenue	84.3	88.3

Net Revenues	2,685.4	2,397.9

Cost of Goods Sold (a)	(1,085.3)	(1,011.9)

Gross Profit	1,600.1	1,386.0

Selling, General & Administrative Expenses (a)	(1,104.8)	(1,004.6)
Amortization of Intangible Assets	(12.2)	(10.4)
Impairment of Assets	-	(1.7)
Restructuring Charges	(1.5)	(6.7)
Total Operating Expenses	(1,118.5)	(1,023.4)

Operating Income	481.6	362.6

Foreign Currency Gains (Losses)	1.4	(1.7)

Interest Expense	(8.9)	(12.2)

Interest and Other Income, Net	3.4	9.2

Equity in Income (Loss) of Equity-Method Investees	(2.0)	(1.5)

Income Before Provision for Income Taxes	475.5	356.4

Provision for Income Taxes	(149.5)	(102.1)

Net Income	$326.0	$254.3

Net Income Per Share - Basic	$3.38	$2.56

Net Income Per Share - Diluted	$3.30	$2.51

Weighted Average Shares Outstanding - Basic	96.4	99.3

Weighted Average Shares Outstanding - Diluted	98.9	101.5

Dividends declared per share	$0.20	$0.10

(a) Includes total depreciation expense of:	$(80.2)	$(79.0)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended October 2, 2010 and September 26, 2009 for each segment were as follows:

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
	2010	2009	2010	2009

Net revenues:
Wholesale	$826.8	$764.3	$1,349.8	$1,236.1
Retail	658.8	562.8	1,251.3	1,073.5
Licensing	46.5	47.1	84.3	88.3
Total Net Revenues	$1,532.1	$1,374.2	$2,685.4	$2,397.9

Operating Income (Loss):
Wholesale	$238.0	$218.0	$345.6	$294.5
Retail	105.4	66.2	209.1	135.3
Licensing	27.4	23.5	51.1	49.2
	370.8	307.7	605.8	479.0
Less:
Unallocated Corporate Expenses	(62.4)	(55.5)	(124.6)	(109.7)
Unallocated legal and restructuring (charges) reversals, net	(1.0)	(6.3)	0.4	(6.7)
Total Operating Income	$307.4	$245.9	$481.6	$362.6

SEGMENT RECLASSIFICATION BRIDGE
The information set forth below reflects the adjustments made to reclassify segment level data related to the Company’s concession shop arrangements to its Retail segment from its Wholesale segment.

	Q2 Fiscal 2010	YTD Fiscal 2010
Net revenues
Wholesale	$(50.3)	$(98.0)
Retail	50.3	98.0

Operating income/(loss)
Wholesale	$(2.7)	$(2.1)
Retail	2.7	2.1

Depreciation and amortization
Wholesale	$(1.1)	$(2.5)
Retail	1.1	2.5

Constant Currency Financial Measures
(In millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended October 2, 2010		Six Months Ended October 2, 2010
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores (a)	1%	1%	0%	(1%)
Factory Stores	8%	10%	8%	9%
Club Monaco	10%	10%	17%	17%
RalphLauren.com	21%	21%	18%	18%
Total	8%	8%	8%	8%
(a) Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		Percent Change
	October 2, 2010	September 26, 2009	As Reported	Constant Currency
Wholesale Net Sales	$826.8	$764.3	8.2%	10.2%
Retail Net Sales	658.8	562.8	17.1%	17.0%
Net Sales	1,485.6	1,327.1	11.9%	13.1%
Licensing Revenue	46.5	47.1	(1.3%)	(1.6%)
Net Revenue	$1,532.1	$1,374.2	11.5%	12.6%

	Six Months Ended		Percent Change
	October 2, 2010	September 26, 2009	As Reported	Constant Currency
Wholesale Net Sales	$1,349.8	$1,236.1	9.2%	10.9%
Retail Net Sales	1,251.3	1,073.5	16.6%	16.7%
Net Sales	2,601.1	2,309.6	12.6%	13.6%
Licensing Revenue	84.3	88.3	(4.5%)	(4.8%)
Net Revenue	$2,685.4	$2,397.9	12.0%	12.9%

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.

SOURCE: Polo Ralph Lauren Corporation

Polo Ralph Lauren
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262